UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

FORM 4

/      /  Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

(Print or Type Responses)

1.  NAME AND ADDRESS OF REPORTING PERSON*

Donahue                             John                         C.

(LAST)                              (FIRST)                      (MIDDLE)

c/o Federated Investors, Inc.
Federated Investors Tower

(STREET)

Pittsburgh                          PA                           15222-3779

(CITY)                              (STATE)                      (ZIP)
2.  ISSUER NAME AND TICKER OR TRADING SYMBOL

        Federated Investors, Inc.   FII

3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

4.  STATEMENT FOR MONTH/YEAR
        3/99

5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

6.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER

(CHECK ALL APPLICABLE)

____X___ Director                   ________ 10% Owner
__X_____ Officer (give title below) ________ Other (specify below)

        PRESIDENT CEO AND COO

7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)

_X____   Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person



             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1. Title of         2.           3.              4.  Securities Acquired (A)     5.  Amount of        6.  Ownership     7.  Nature
   Security         Transaction      Transaction    or Disposed of (D) (Instr.   Securities           Form:  Direct     of Indirect
   (Instr. 3)       Date             Code           3, 4, and 5)                 Beneficially Owned   (D) or Indirect   Beneficial

                    (Mon/day/year)   (Instr. 8)                                  at End of Month      (I) (Instr. 4)    Ownership
                                                                                 (Instr. 3 and 4)                       (Instr. 4)
                                 Code    V       Amount     (A) or     Price

                                                               (D)

Class B Common      3/30/99              G       1,170      D                    3,622,424 (1)        D
   Stock

Class B Common                                                                   582,000              I                 by Daniel
   Stock                                                                                                                McGrogan as
                                                                                                                        custodian

                                                                                                                        for minor

                                                                                                                        children

Class B Common                                                                   1,100,460            I                 by Thomas
   Stock                                                                                                                Donahue as
                                                                                                                        custodian

                                                                                                                        for minor

                                                                                                                        children

Class B Common                                                                   841,230              I                 by power of
   Stock                                                                                                                attorney

Class A Common                                                                   6,000                I                 by J.
   Stock                                                                                                                Christopher
                                                                                                                        Donahue,
                                                                                                                        John F.
                                                                                                                        Donahue and
                                                                                                                        Rhodora J.
                                                                                                                        Donahue as
                                                                                                                        Trustee of
                                                                                                                        the Voting
                                                                                                                        Shares
                                                                                                                        Irrevocable
                                                                                                                        Trust V/A
                                                                                                                        dated May
                                                                                                                        31, 1989 of
                                                                                                                        John F.
                                                                                                                        Donahue and
                                                                                                                        Rhodora J.
                                                                                                                        Donahue

     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

1 Includes 91,016 shares of Issuer's Class B Common Stock acquired by the Reporting Person, in an Exempt, Non-Reportable transaction under the Federated Investors Profit Sharing Plan.


  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, COVERTIBLE SECURITIES)
1.  Title of Derivative   2.  Conversion     3.  Transaction     4.  Transaction Code   5.  Number of        6.  Date Exercisable
Security (Instr. 3)       or Exercise        Date                   (Instr. 8)          Derivative           and Expiration Date

                          Price of           (Month/Day/Year)                           Securities           (Month/Day/Year)
                          Derivative                                                    Acquired (A) or
                          Security                                                      Disposed of (D)

                                                                                        (Instr. 3, 4, and
                                                                                        5)

                                                                 Code      V            (A)         (D)      Date

                                                                                                             Exercisable  Expiration
                                                                                                                          Date

Stock Options
(Right to purchase)

7.  Title and Amount of        8.  Price of        9.  Number of derivative       10.  Ownership Form of Derivative      11.
Underlying Securities          Derivative          Securities Beneficially        Security:  Direct (D) or indirect (I)  Nature
(Instr. 3 and 4)               Security (Instr.    Owned at End of Month          (Instr. 4)                             of

                               5)                  (Instr. 4)                                                            Indirect
                                                                                                                         Beneficial
                                                                                                                         Ownership
                                                                                                                         (Instr.
                                                                                                                         4)

Title            Amount or
                 Number of
                 Shares

                                                   30,800                         D

Explanation of Responses:

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                            APRIL  9, 1999
/s/J. Christopher Donahue
**Signature of Reporting Person                                        Date